Exhibit 10.2

Long Term Incentive Compensation

Stock Option Award Agreement

under the

Waste Management, Inc. 2023 Stock Incentive Plan

This Award Agreement (this “Agreement”) is entered into effective as of [●] (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (the “Company”) (together with its Subsidiaries and Affiliates, “WM”), and [●] (“Employee”). At all times, the Awards under this Agreement are subject to the terms and conditions of the Waste Management, Inc. 2023 Stock Incentive Plan (the “Plan”), this Agreement, and all applicable administrative interpretations and practices. A copy of the Plan and the Plan Prospectus is available online at www.benefits.ml.com. Please also see the Company’s Form 10-K included in its most recent Annual Report, available on the Investor Relations page of www.wm.com under Financial Reporting – Annual Reports, for information about the Company. By executing this Agreement, you consent to receipt of the Plan, the Prospectus, and the Annual Reports by electronic access as set forth in this paragraph.

You must execute this Agreement in full, online in accordance with the instructions below, prior to [●], in order for this Agreement to become effective. If you do not execute this Agreement by correctly following the instructions below, your Awards may be cancelled.

Important Instructions for Executing this Agreement

If you are a new equity award participant, you must open a Limited Individual Investor Account (LIIA) before you can accept your awards. To open your LIIA, log in to www.benefits.ml.com at the secure website maintained by the third-party stock administrator. Once logged in, follow the prompts to “Open a Brokerage Account”. When you have successfully created your account, follow the online instructions, and complete all the steps required to accept the award.

If you have previously received a stock-based incentive award, log on to www.benefits.ml.com at the secure website maintained by the third-party stock administrator. Follow the online instructions and complete all the steps required to accept the award.

Stock Options

1.	Stock Option Grant. The Company hereby grants to Employee a stock option award (the “Stock Option Award”) for [●] shares (“Stock Options”) of Common Stock provided in the Notice. This Stock Option Award grants Employee the right to purchase shares of Common Stock at the Grant Price. The “Grant Price” is the Fair Market Value of a share of Common Stock on the Grant Date.

2.	Term. Notwithstanding any other provisions of this Agreement, the maximum term of the Stock Option Award is the 10th anniversary of the Grant Date.

3.	Right to Exercise. Provided Employee remains employed by WM continuously through the applicable exercise dates, the Stock Option Award will become vested and exercisable as follows:

Exercise Date	Cumulative Percentage of Stock Option Award Exercisable
Prior to the first anniversary of the Grant Date	0%
On or after the first anniversary of the Grant Date	34%
On or after the second anniversary of the Grant Date	67%
On or after the third anniversary of the Grant Date	100%

4.	Manner of Exercise. To exercise all or a portion of the Stock Option Award, Employee must contact (either by phone or online) the third-party stock plan administrator designated by the Company and follow the procedures established by the Company for exercising a Stock Option Award.

5.	Payment of Grant Price. The Grant Price is payable in full to the Company either (a) in cash or its equivalent; (b) by tendering previously acquired shares of Common Stock held for at least six months and with an aggregate fair market value at the time of exercise equal to the aggregate Grant Price; (c) to the extent Employee is an executive officer at the time of exercise, by withholding shares of Common Stock that otherwise would be acquired pursuant to the Stock Option Award; or (d) any combination of the foregoing. The Grant Price may also be paid by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having fair market value equal to the Grant Price, provided that such instructions are delivered by no later than the close of the New York Stock Exchange on the last Trading Day prior to the 10th anniversary of the Grant Date. Payment by cashless exercise shall not be considered to have occurred until the broker has issued confirmation of the transaction. For these purposes, Trading Day means a day on which the New York Stock Exchange is open for trading for its regular trading sessions.

Important Award Details

Your Awards under this Agreement are subject to important terms and conditions set forth below. Please read them carefully and seek advice from your own legal and tax advisors before executing this Agreement.

1.	Death or Disability. Upon Employee’s death or disability (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”) and specifically Section 409A(a)(2)(C) (“Disability”)), Employee (or in the case of Employee’s death, Employee’s beneficiary) shall, subject to paragraph 2.e below, be entitled to:

a.	exercise all Stock Options outstanding under the Stock Option Award (whether previously exercisable) for one year following such event. Provided however, if Employee was eligible for Retirement (as defined below) at the time of his death or Disability, the Stock Option Award will remain exercisable for three years following the date of such event.
2.	Treatment of Stock Option Award upon Involuntary Termination; Resignation; Retirement.

a.	Involuntary Termination of Employment Without Cause or Resignation by Employee. Upon an involuntary Termination of Employment without Cause by WM or a Termination of Employment due to a voluntary resignation by Employee that is accepted by WM that is not a Retirement, for a period of 90 days following such Termination of Employment, Employee shall be entitled to exercise all the Stock Options then outstanding and exercisable under the Stock Option Award. Any Stock Options that are not outstanding and exercisable at the time of the applicable termination shall be forfeited without the payment of any consideration by WM, and any Stock Options that were eligible to be exercised pursuant to this paragraph 3.a but were not exercised during the 90-day exercise period shall also be forfeited without the payment of any consideration by WM.

b.	Retirement. Upon Employee’s Retirement, the Stock Option Award shall continue to become exercisable under the applicable exercise schedule for three years following Employee’s Retirement and once exercisable shall remain exercisable for the three-year period following Employee’s Retirement

c.	The following terms shall have the meanings set forth below for purposes of this Agreement:

i.	Retirement means Termination of Employment due to the voluntary resignation of employment by Employee, after Employee (1) has reached age 55 or greater; (2) has a sum of age plus years of Service (as defined in paragraph ii. below) with WM equal to 65 or greater; and (3) has completed at least 5 consecutive full years of Service with WM during the 5-year period immediately preceding the resignation; provided, that Employee is not receiving severance benefits pursuant to the severance pay plans of WM in connection with such Termination of Employment.

ii.	Service is measured from Employee’s original date of hire by WM, except as provided below. In the case of a break of employment by Employee from WM of one year or more in length, Employee’s service before the break of employment is not considered Service. Service with an entity acquired by WM is considered Service so long as Employee remained continuously employed with such predecessor company(ies) and WM. In the case of a break of employment between a predecessor company and WM of any length, Employee’s Service shall be measured from the original date of hire by WM and shall not include any service with any predecessor company.

iii.	Termination of Employment means the termination of Employee’s employment or other service relationship with WM as determined by the Committee. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by and in the sole discretion of the Committee and such determination shall be final.

iv.	Cause means any of the following: (1) willful or deliberate and continual refusal to materially perform Employee’s duties reasonably requested by WM after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (2) breach of any statutory or common law duty of loyalty to WM; (3) Employee has been convicted of, or pleaded nolo contendre to, any felony; (4) Employee willfully or intentionally caused material injury to WM, its property, or its assets; (5) Employee disclosed to unauthorized person(s) proprietary or confidential information of WM that causes a material injury to WM; or (6) any material violation or a repeated and willful violation of WM’s policies or procedures, including but not limited to, WM’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

d.	In order to receive any of the vesting or exercisability benefits upon termination described in paragraphs 1 and 2 (except resignation), Employee (or, if applicable, Employee’s estate) must (x) execute and not revoke a general release of claims in favor of WM and its affiliates in a form that is acceptable to WM and which has become effective and irrevocable prior to the payment date set forth above (or such earlier deadline set by WM) and (y) continue to abide by all ongoing obligations to WM under any restrictive covenant agreement.

3.	Termination of Employment for Other Reasons.

a.	Stock Option Award in the Event of Involuntary Termination with Cause. Upon Termination of Employment by WM with Cause, Employee shall forfeit all Stock Options under the Stock Option Award, whether exercisable, without the payment of any consideration by WM.

4.	Recoupment Provisions

a.	Clawback Policy

i.	Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of any shares of Common Stock issued hereunder shall be subject to the Waste Management, Inc. Clawback Policy, adopted by the Committee of the Board on August 21, 2023, (as may be amended from time to time, the “Clawback Policy”) and any other clawback or recovery policy adopted by the Committee or the Board from time to time, including, without limitation, any such policy adopted in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rule or regulation of the SEC or New York Stock Exchange. Additionally, notwithstanding the terms of any of the organizational documents of WM, any corporate policy, or any contract between Employee and WM, Employee hereby acknowledges and agrees that Employee will not be entitled to (i) indemnification for any liability (including any amounts owed by Employee in a judgment or settlement in connection with any action taken by the Committee or the Board to enforce the Clawback Policy) (such action, a “Clawback Proceeding”) or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of Employee incurred by Employee in connection with or as a result of any Clawback Proceeding) or (ii) indemnification or advancement of any expenses (including attorneys’ fees) from WM incurred by Employee in connection any Clawback Proceeding; provided, however, if Employee is successful on the merits in the defense of any claim asserted against Employee in a Clawback Proceeding, Employee shall be indemnified for the expenses (including attorneys' fees) Employee reasonably incurred to defend such claim. Employee knowingly, voluntarily and intentionally waives, and agrees not to asset any claims regarding, any and all rights to indemnification, advancement of expenses and other rights from WM to which Employee is now or may become entitled under any indemnity agreement or other contract between Employee and WM, the organizational documents of WM and the General Corporation Law of the State of Delaware, in each case to the extent such waiver and agreement is necessary to comply with applicable law or give effect to the preceding provisions of this paragraph.

b.	Repayment of Award in the Event of Misconduct.

i.	Overriding any other inconsistent terms of this Agreement, if the Committee, in its sole discretion, determines that Employee either engaged in or benefited from Misconduct (as defined below), then, to the fullest extent permitted by law, Employee shall refund and pay to WM any Common Stock and/or amounts (including Dividend Equivalents), plus interest, received by Employee under this Agreement. Misconduct means any act or failure to act by any employee of WM that (i) caused or was intended to cause a violation of WM’s policies or the WM code of conduct, generally accepted accounting principles or any applicable laws in effect at the time of the act or failure to act in question and that (ii) materially increased the value of the payment or Award received by Employee under this Agreement. The Committee may, in its sole discretion, delegate the determination of Misconduct to an independent third party (either a law firm or an accounting firm, hereinafter referred to as Independent Third Party) appointed by the Committee.

ii.	Following a determination of Misconduct by Employee, Employee may dispute such determination pursuant to binding arbitration as set forth below under “General Terms” provided, however, that if Employee is determined to have benefited from, but not engaged in, Misconduct, Employee will have no right to dispute such determination and such determination shall be conclusive and binding.

iii.	WM must initiate recovery pursuant to this paragraph by the earliest of (i) one year after discovery of alleged Misconduct, or (ii) the second anniversary of Employee’s Termination of Employment.

iv.	The provisions of this paragraph, without any implication as to any other provision of this Agreement, shall survive the expiration or termination of this Agreement and Employee’s employment.

5.	Acceleration upon Corporate Change. Overriding any other inconsistent terms of this Agreement:

a.	Stock Option Award. In the event of Employee’s involuntary Termination of Employment without Cause or Termination of Employment due to a resignation by Employee for Good Reason that, in either case, occurs on or before the second anniversary of a Corporate Change, the Stock Option Award shall become exercisable immediately (whether previously exercisable) and shall remain exercisable for the three-year period following such Termination of Employment. For this purpose, “Good Reason” has the same meaning as within the Waste Management Holding, Inc. Executive Severance Plan (“Executive Severance Plan”). In the event Employee is not a participant in the Executive Severance Plan, then Good Reason means the initial existence of one or more of the following conditions, arising without the consent of the Employee: (1) a material diminution in Employee’s base compensation; (2) a material diminution in Employee’s authority, duties, or responsibilities; (3) the relocation of the geographic location of the Employee’s principal place of employment by more than 50 miles from the location Employee’s immediately prior principal place of employment; provided, that, Employee cannot terminate Employee’s employment for “Good Reason” unless Employee has provided written notice to the Company of the existence of the condition providing grounds for termination for Good Reason within ninety (90) days of the initial existence of the condition, the written notice must provide for a date of termination not less than thirty (3) nor more than sixty (60) days after the date such notice is given, and the condition specified in the notice must remain uncorrected through the date of termination set forth in the notice.

b.	The following terms shall have the meanings set forth below for purposes of this Agreement:

c.	Window Period means the period beginning on the date occurring six (6) months immediately prior to the date on which a Corporate Change first occurs and ending on the second anniversary of the date on which a Corporate Change occurs.

General Terms

1.	Restrictions on Transfer.

a.	Absent prior written consent of the Committee, Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than pursuant to a domestic relations order; provided, however, that the transfer of any shares of Common Stock issued under the Awards shall not be restricted by virtue of this Agreement once such shares have been paid out.

b.	Consistent with paragraph 1.a. above and except as provided in paragraph 3. below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. If Employee or his Beneficiary shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder (other than pursuant to a domestic relations order), or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

2.	Fractional Shares. No fractional shares of Common Stock will be issued under the Plan or this Agreement.

3.	Withholding Tax. Employee agrees that Employee is responsible for federal, state, and local tax consequences associated with the Awards under this Agreement. Upon the occurrence of a taxable event with respect to any Award under this Agreement, Employee shall deliver to WM at such time, (i) such amount of money or shares of Common Stock earned or owned by Employee or (ii) if employee is an executive officer at the time of such tax event and so elects (or, otherwise, with WM’s approval), shares deliverable to Employee at such time pursuant to the applicable Award, in each case, as WM may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, WM is authorized to withhold from any shares of Common Stock deliverable to Employee, cash, or other form of remuneration then or thereafter payable to Employee, any tax required to be withheld.

4.	Compliance with Securities Laws. WM is not required to deliver any shares of Common Stock under this Agreement, if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, any other applicable federal or state securities laws or regulations, or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. Prior to the issuance of any shares, WM may require Employee (or Employee’s legal representative upon Employee’s death or disability) to enter into such written representations, warranties and agreements as WM may reasonably request in order to comply with applicable laws, including an agreement (in such form as the Committee may specify) under which Employee represents that the shares of Common Stock acquired under an Award are being acquired for investment and not with a view to sale or distribution.

Further, WM may postpone issuing and/or delivering any Common Stock for so long as WM, in its complete and sole discretion, reasonably determines is necessary to satisfy any of the following conditions: (a) the Company completing or amending any securities registration or qualification of the Common Stock, (b) receipt of proof satisfactory to WM that a person seeking to exercise the Award after the Employee’s death is entitled to do so; (c) establishment of Employee’s compliance with any necessary representations or terms and conditions of the Plan or this Agreement, or (d) compliance with any federal, state, or local tax withholding obligations.

5.	Employee to Have no Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Award prior to the date on which Employee is recorded as the holder of such shares of Common Stock on the records of the Company, including no right to dividends declared on the Common Stock underlying the Award.

6.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, WM and their respective permitted successors or assigns (including personal representatives, heirs, and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that WM would be required to perform it if no such succession had taken place, except as otherwise expressly provided in paragraph 5.a. under “Important Award Details.”

7.	Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

a.	give Employee any right to be awarded any further Awards other than in the sole discretion of the Committee;

b.	give Employee or any other person any interest in any fund or in any specified asset or assets of WM (other than the Awards made by this Agreement, the related Dividend Equivalents awarded under this Agreement, and any Common Stock issuable under the terms and conditions of such Awards); or

c.	confer upon Employee the right to continue in the employment or service of WM.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

9.	Severability/Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

a.	Employee understands and agrees that the Awards granted under this Agreement are granted under the authority of the Plan and these Awards and this Agreement are in all ways governed by the terms and conditions of the Plan and its administrative practices and interpretations, which also include the Clawback Policy. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. Employee also agrees the terms and conditions of the Plan, this Agreement and related administrative practices and interpretations control, even if there is a conflict with any other terms and conditions in any employment agreement or in any prior awards. Without limiting the generality of the foregoing, as a condition to receipt of this Award, Employee agrees that the provisions relating to vesting and/or forfeiture of this Award upon a Termination of Employment set forth in this Agreement supersede and replace any provisions relating to vesting of the Award upon termination or other event set forth in any employment agreement, offer letter or similar document.

b.	Employee understands and agrees that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the awards made under this Agreement.

c.	Except as provided in paragraph 13 below, this Agreement may not be amended except in writing (including by electronic writing) signed by all the parties to this Agreement (or their respective successors and legal representatives). The captions are not a part of the Agreement and for that reason shall have no force or effect.

10.	No Waiver. In the event the Employee or WM fails to insist on strict compliance with any term or condition of this Agreement or fails to assert any right under this Agreement, such failure is not a waiver of that term, condition or right.

11.	Covenant Requirement Essential Part of Award. An overriding condition (even if any other provision of the Plan and this Agreement are conflicting) for Employee to receive any benefit from or payment of any Award under this Agreement, is that Employee must also have entered, and abided by the terms of, an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to WM.

12.	Definitions. If not defined in this Agreement, capitalized terms have the meanings set forth in the Plan.

13.	Compliance with Section 409A. Both WM and Employee intend that this Agreement does not result in unfavorable tax consequences to Employee under Section 409A. Accordingly, Employee consents to any amendment of this Agreement WM may reasonably make consistent to achieve that intention and WM may, disregarding any other provision in this Agreement to the contrary, unilaterally execute such amendment to this Agreement. WM shall promptly provide, or make available to, Employee a copy of any such amendment. WM agrees to make any such amendments to preserve the intended benefits to the Employee to the maximum extent possible. This paragraph does not create an obligation on the part of WM to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. Each cash and/or stock payment and/or benefit provided under the Plan and this Agreement and/or pursuant to the terms of WM’s benefit plans, programs and policies shall be considered a separate payment for purposes of Section 409A. Notwithstanding the foregoing, it is intended that Stock Option Awards are not subject to Section 409A. For purposes of Section 409A, to the extent that Employee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Employee’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A, notwithstanding anything to the contrary in this Agreement, no amount which is subject to Section 409A of the Code and is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid without interest on the Delayed Payment Date.

14.	Use of Personal Data. Employee agrees to the collection, use, processing, and transfer of certain personal data, including name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. Employee is not obliged to consent to such collection, use, processing, and transfer of personal data, but a refusal to provide such consent may affect the ability to participate in the Plan. WM may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration, and management of the Plan. These various recipients of Data may be located throughout the world. Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Plan. Employee may, at any time, review Data with respect to Employee and require any necessary amendments to such Data. Employee may withdraw his or her consent to use Data herein by notifying WM in writing (according to the provisions of paragraph 15 below); however, Employee understands that by withdrawing his or her consent to use Data, Employee may affect his or her ability to participate in the Plan.

15.	Notices. Any notice given by one party under this Agreement to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and Employee at Employee’s address as shown on WM’s records, or to such other address as Employee, by notice to the Company, may designate in writing from time to time.

16.	Electronic Delivery. WM may, in its sole discretion, deliver any documents related to the Awards under this Agreement, the Plan, and/or the WM 409A Plan, by electronic means or request Employee’s consent to participate in the administration of this Agreement, the Plan, and/or the WM 409A Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by WM or another third party designated by WM.

17.	Binding Arbitration. Except as otherwise specifically provided herein, the Committee’s findings, calculations and determinations under this Agreement are made in the sole discretion of the Committee, and Employee expressly agrees that such determinations shall be final and not subject to dispute. In the event, however, that Employee has a right to dispute a matter hereunder (including, but not limited to, the right to dispute set forth in paragraph 5 under “Important Award Details”) or a matter directly relating to this Award under the Clawback Policy, the Company and Employee agree that such dispute shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, if any, shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures, which may be found on the JAMS Website www.jamsadr.com. All expenses associated with the arbitration shall be borne by WM; provided however, that such arbitration expenses will not include attorney fees incurred by the respective parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

18.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

Execution

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of [●].

WASTE MANAGEMENT, INC.	Employee